                                                                     EXHIBIT 4.2

                           LOAN AND SECURITY AGREEMENT

                                 BY AND BETWEEN

                         GUNDLE/SLT ENVIRONMENTAL, INC.,

                        GSE LINING TECHNOLOGY, INC., and

                           SERROT INTERNATIONAL, INC.

                                       AND

                        TRANSAMERICA EQUIPMENT FINANCIAL

                              SERVICES CORPORATION

                           LOAN AND SECURITY AGREEMENT

         THIS AGREEMENT is entered into as of February 4, 2002 by and between GUNDLE/SLT ENVIRONMENTAL, INC., a Delaware corporation ("Gundle"), GSE LINING TECHNOLOGY, INC., a Delaware corporation ("GSE"), and SERROT INTERNATIONAL, INC., an Illinois corporation ("Serrot") (collectively the "Borrower"), and TRANSAMERICA EQUIPMENT FINANCIAL SERVICES CORPORATION, a Delaware corporation ("Transamerica"). Transamerica and any other legal holder of the Loan (as hereafter defined) are herein collectively called the "Lender". Reference is made to Article Eleven for the definitions of certain terms used in but not defined in the text of this Agreement.

         In consideration of the representations, warranties, and covenants of this Agreement and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lender and Borrower hereby agree as follows:

                                    ARTICLE 1
                                    ---------

                       COMMITMENT; SPECIAL TERMS; EXHIBITS
                       -----------------------------------

         Section 1.1. Commitment to Lend Loan. Subject to and upon the terms and conditions of this Agreement, Lender agrees to make, and Borrower agrees to accept, loans to Borrower in one or more Advances (collectively the "Loan") in the maximum principal amount of Twenty Five Million and No/100 Dollars ($25,000,000.00) (the "Committed Sum"). The parties contemplate that the full Committed Sum shall be Advanced in a single Advance on or about the date of execution of the Agreement. Notwithstanding this expectation, Lender has retained the flexibility in this Agreement to make one or more subsequent Advances hereunder should Lender withhold a portion of the Loan proceeds pending the satisfaction of some condition, circumstance or other matter that Borrower was to have satisfied prior to execution of the Agreement. Lender shall have no obligation to make any Advance on a non-Business Day. Borrower's obligations and Lender's rights under the Loan Documents shall continue in full force and effect until the Obligations are paid and performed in full, in accordance with the terms and provisions of the Loan Documents.

         Section 1.2. Purpose. The primary purpose of the Loan is to provide a portion of the financing so that Gundle may consummate the Stock Purchase of Serrot from Waste Management Holdings, Inc. In the Stock Purchase, Gundle shall acquire 100% ownership interest of Serrot. A portion of the Collateral hereunder shall be equipment owned by Serrot and the closing of the Stock Purchase concurrently with the closing of this Loan is a condition to the closing of this Loan.

         Section 1.3. Note. On or about the date of the execution of this Agreement, Borrower shall execute a Note in the original stated principal amount of the Committed Sum. In the event the Loan is made in more than one Advance, notwithstanding the original stated principal amount of the Note, the Note shall, at any time, only evidence Borrower's obligation to pay (and shall only bear interest from time to time upon) the aggregate amount advanced and not repaid at such time. The Note shall be due and payable on the Maturity Date and otherwise payable as to principal, interest, and other matters in accordance with the terms specified therein.

         Section 1.4. Loan Closing Deposit. Borrower paid a loan closing deposit (the "Deposit") in the amount of $250,000.00 in connection with Borrower's execution of the loan commitment letter, dated January 16, 2002. After all Loan Documents have been fully executed, all requirements under the Preliminary Closing Checklist have been delivered, and all such Loan Documents and materials reviewed by Lender and Lender's counsel, the Loan proceeds have been disbursed in accordance with Borrower's Pay Proceeds Letter, then the Deposit (less all fees and expenses of Transamerica's counsel and all expenses incurred by Lender not paid at the Loan closing) shall be applied against the first payment due under the Note. If the Loan is not funded due to the sole reason that the stock or assets of Serrot become unavailable for purchase by Gundle, then Lender will refund $125,000.00 of the Deposit (less all costs and expenses, including, legal fees incurred by Lender as of the date Transamerica receives written notice from Gundle of the unavailability of the Serrot stock or assets for purchase) and the remainder of the Deposit will be retained by Lender as a fee. Except for the foregoing sentence, in the event the Loan should not close for any reason, including, but not limited to, Borrower funding the financing contemplated hereunder with another lender, Borrower acknowledges and agrees that the Deposit was fully earned by Lender as a fee and was not contingent upon the execution of this Agreement or the making of any Advances hereunder.

         Section 1.5. Guaranty. The Guarantor, on even date with this Agreement, has entered into the Guaranty in connection with the Loan. The terms, conditions, and limitations of the Guaranty are contained in the Guaranty. Borrower acknowledges that providing the Guaranty is a condition precedent to and a requirement of Lender making the Loan.

         Section 1.6. Serrot Equipment Lines. Not less than 90 days after the closing of the Loan, the Serrot Equipment (hereafter defined) shall be moved to the Properties. Within 180 days after the closing of the Loan, the Serrot Equipment shall be installed and made fully operational at the Properties. The Serrot Equipment is the equipment designated on Schedule 2 as the equipment of Serrot ("Serrot Equipment") currently located at 320 Innovation Way, Wellford, South Carolina (the Serrot Real Property description is set forth on Exhibit D attached hereto and incorporated herein). Lender is not taking a Lien on the Serrot Real Property, but such is being designated only to aid in perfection of Lender's Lien as to the Serrot Equipment at closing of the Loan. Borrower will notify Lender when the Serrot Equipment becomes operational and allow Lender to inspect such equipment. Any deficiencies in the Serrot Equipment as reasonably determined by Lender shall be corrected by Borrower within sixty (60) days after written notice to Borrower of the deficiencies discovered by Lender in the Lender inspection or, if such deficiencies are of a type which cannot reasonably be corrected within such period, Borrower shall promptly commence correcting such deficiencies and shall complete the same as promptly as reasonably possible.

         Section 1.7. Schedules, Exhibits. The following Exhibits and Schedules are attached hereto and made a part hereof for all purposes:

         Exhibit A          -       Property Description for 19103 Gundle Road,

                                    Houston, Texas 77073 ("Gundle Road
                                    Property")

         Exhibit B          -       Property Description for 13827 West Hardy
                                    Road, Houston, Texas 77073 ("Hardy Road
                                    Property")

         Exhibit C          -       Property Description for 1245 Eastland
                                    Avenue, Kingstree, South Carolina ("Eastland
                                    Avenue Property")

         Exhibit D          -       Property Description for 320 Innovation Way,
                                    Wellford, South Carolina ("Serrot Real
                                    Property")

         Schedule 1         -       Preliminary Closing Checklist

         Schedule 2         -       Equipment List

         Schedule 3         -       Equipment Excluded from Collateral

         Schedule 4         -       Permitted Debt


                                    ARTICLE 2

                         REPRESENTATIONS AND WARRANTIES

         Section 2.1. Authority. Gundle is a corporation duly formed and validly existing under the Laws of the State of Delaware. Serrot is a corporation duly formed and validly existing under the Laws of the State of Illinois. The Borrower has full right, power and authority to enter into transactions contemplated by the Loan, to own and operate the Properties, and execute, deliver, and comply with the terms of the Loan Documents, for which no approval or consent of any Person or Tribunal is required which has not been obtained. Each Guarantor has full right, power and authority to enter into its respective Guaranty and to comply with the terms of the respective Guaranty, for which no approval or consent of any Person or Tribunal is required which has not been obtained.

         Section 2.2. Other Agreements. There are no provisions in any indenture, contract, agreement, or other document (other than agreements which will be terminated simultaneously with the initial Advance of the Loan) controlling Borrower or any Guarantor, or to which Borrower or any Guarantor is a party or by which Borrower or any Guarantor is bound, which prohibit the execution and delivery by Borrower of this Agreement or the other Loan Documents or observance and performance by Borrower of any other terms, covenants, and conditions of this Agreement or the other Loan Documents, or which prohibit the execution and delivery by the Guarantors of the Guaranties or observance and performance by Guarantors of any of the terms, covenants, conditions of the Guaranties.

         Section 2.3. Enforceable Documents. This Agreement and the other Loan Documents, when duly executed and delivered by all parties thereto, will constitute valid, legal, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms (except as enforcement may be limited by bankruptcy, insolvency, laws of general application, and other general equitable principles). The Guaranties, when duly executed and delivered by the Guarantors, will constitute valid, legal, and binding obligations of the Guarantors enforceable against the Guarantors in accordance with their respective terms (except as enforcement may be limited by bankruptcy, insolvency, and other general equitable principles).

         Section 2.4. Litigation. Other than suits within the insurance coverage amounts being defended by Borrower's general liability insurance carrier which suits do not have a Material Adverse Effect and which have been disclosed to Lender and other suits which do not have a Material Adverse Effect and which have been disclosed to Lender, there is no individual matter of Litigation pending or, to the knowledge of Borrower or Guarantors, threatened against Borrower, Guarantors, or Collateral in any Tribunal, nor are Borrower or Guarantors knowingly in default with respect to any order of any Tribunal.

         Section 2.5. No Default. Borrower is not in default in the payment of the principal of, or interest on, any indebtedness for borrowed money, nor is Borrower in default (however defined) under any instrument or agreement under or subject to which any indebtedness for borrowed money has been issued, and no event has occurred or failed to occur under the provisions of any instrument which, with or without the lapse of time or the giving of notice, or both, constitutes or could constitute an event of default (however defined) thereunder. Guarantors are not in default in the payment of the principal of, or interest on, any indebtedness or borrowed money, nor are Guarantors in default (however defined) under any instrument or agreement under or subject to which any indebtedness or borrowed money has been issued, and no event has occurred or failed to occur under the provisions of any instrument which, with or without the lapse of time or the giving of notice, or both, constitutes or could constitute an event of default (however defined) thereunder.

         Section 2.6. Taxes. All federal, state, foreign, and other Tax returns of Borrower and Guarantors required to be filed have been filed, and all federal, state, foreign, and other Taxes imposed upon Borrower and Guarantors have been paid, or if not yet due, properly reserved for (except where failure to file or not reserving for would not have a Material Adverse Effect). On or before the Advance of the Loan, any and all Taxes on the Properties which are due and payable will have been paid.

         Section 2.7. Legal Purpose of Loan. To the best of Borrower's knowledge, after diligent and thorough investigation, and after consulting with its counsel, none of the proceeds of the Loan will be used for any purpose that is contrary to, or that would result in a violation of, any Law. Without limiting the foregoing, Borrower represents and warrants (i) there are no filing requirements or waiting periods applicable to the Stock Purchase required under the Hart Scott Rodino Act of 1976, as amended, or other applicable laws in connection with the Stock Purchase, and (ii) the Stock Purchase does not violate any anti-trust or anti-competition Laws. Without limiting any other provisions in this Agreement or the Loan Documents for the benefit of Lender, Borrower further agrees to indemnify and hold Lender harmless against any and all claims, causes of action, attacks against Liens, and any other matters that may arise in connection with any antitrust or anti-competition Laws and/or suits in connection therewith, including all reasonable attorneys' fees incurred by Lender in defending any such actions.

         Section 2.8. Title; Liens; Permitted Debt. Borrower has good and marketable title to the Properties and the Collateral. The Lender Liens on the Collateral are first and prior Liens. The Collateral is subject to no other liens or encumbrances except for inchoate liens for taxes not yet due and payable and permitted encumbrances under the Deeds of Trust (on an ongoing, future basis, inchoate liens for taxes not yet due and payable, the permitted encumbrances under the Deeds of Trust, mechanic, vendor, and other statutory liens that arise by operation of law but which must be paid in the ordinary course of business in accordance with Section 6.1(a) herein shall be "Permitted Encumbrances," but Permitted Debt shall not be within the definition of Permitted Encumbrances as there are to be no liens or security interests in connection with the Permitted Debt which encumber or attach to the Collateral). Borrower has not, by act or omission, caused there to be any defense, counterclaim or invalidation of the Title Policy, and Borrower affirms that such Title Policy is in full force and effect. No claim or threat of claim exists or has been made against Borrower which is or may be covered under the terms and provisions of the Title Policy, or of which the issuer of the Title Policy should be notified in order to preserve the coverage of the Title Policy. Notwithstanding anything to the contrary, Lender agrees that the indebtedness set forth on Schedule 4 is permitted under the Loan Documents as long as such indebtedness is not secured by any of the Collateral of Lender as set forth in this Agreement ("Permitted Debt"). Deposits made in the ordinary course of business in connection with, or secure payment of, obligations under worker's compensation, unemployment insurance, social security, and other similar laws, or to secure the performance of bids, tenders, or contracts (other than for the repayment of Debt) or to secure an indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other for the repayment of Debt) or to secure statutory obligations (other than liens arising under ERISA or Environmental Laws) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds, shall be considered Permitted Debt hereunder and not violate the terms of this Agreement or the prohibition against other Liens as long as all such items are incurred in the ordinary course of business. Without limiting the foregoing, subject to compliance with the Financial Covenants as set forth in Section 7.3, and the other provisions herein protecting the Collateral and Lender Liens, Borrower's incurrence of new Debt is not prohibited by Lender.

         Section 2.9. Contractual Obligations. Except for the Contractual Obligations previously described in writing to Lender (if any Contractual Obligations have been previously disclosed, none violate any other provision in this Agreement or the Loan Documents except for Contractual Obligations to be terminated simultaneously with the Advance of the Loan), Lender Liens, and service and supply contracts in the normal course of business, Borrower is not directly, indirectly, or contingently obligated with respect to any Contractual Obligations relating to the Properties, Collateral, or any portion thereof.

         Section 2.10. Reimbursements. Neither Borrower nor any Guarantor (nor Affiliates of Borrower or any Guarantor) will receive any reimbursements, rebates, credits, discounts, allowances or similar economic considerations in connection with the Loan which have not been previously disclosed in writing to and approved by Lender.

         Section 2.11. Affirmation of Representations and Warranties. Each Advance (if more than one Advance) shall constitute an affirmation that the representations and warranties contained in this Agreement are true and correct as of the date thereof.

         Section 2.12. Financial Condition. Borrower and Guarantors have delivered to Lender the balance sheet of Gundle and its consolidated subsidiaries, and the related statements of income and retained earnings for the fiscal year ended December 31, 2001. Such balance sheet and statements fairly present the financial condition of Gundle and its consolidated subsidiaries as of such date and the results of the operations of Gundle and its consolidated subsidiaries for the period ended on such date, all in accordance with Generally Accepted Accounting Principles. Since the end of the latest fiscal quarter there has been no Material Adverse Effect in such condition or operations for Borrower or Guarantors.

         Section 2.13. General. There are no facts or conditions relating to the Loan Documents, the Collateral and/or the financial condition and business of Borrower which could reasonably be expected to cause a Material Adverse Effect; and all writings heretofore or hereafter exhibited or delivered to Lender by or on behalf of Borrower and the Guarantors are and will be genuine and in all respects are what they purport and appear to be.

         Section 2.14. Construction and Operation of the Properties. To the best of Borrower's knowledge, after due inquiry, the Properties are in compliance with all applicable Laws and Borrower has obtained all necessary operating permits, licenses, and any and all other approvals necessary to operate the Properties as they are now operated. To the best of Borrower's knowledge, after due inquiry, the Properties, as operated, comply in all material respects with all applicable Laws, including, without limitation, all laws relating to environmental, parking, and zoning.

         Section 2.15. Appraisals. Borrower is not aware of any fact or condition material to the appraisal not known to or not disclosed to the appraiser in connection with the preparation of such appraisal for the Properties presented to Lender.

                                    ARTICLE 3
                                    ---------

                                    ADVANCES
                                    --------

         Section 3.1. Conditions Precedent to Loan Advances. Lender will have no obligation to make Advances of the Loan unless each of the following conditions precedent have been satisfied in a manner satisfactory to Lender:

               (a) The conditions precedent set forth on Schedule 1 (Preliminary Closing Checklist) hereto (which are incorporated herein as if set forth in this Section 3.1) have been fully satisfied;

               (b) The Deeds of Trust, Financing Statements, and all other Loan Documents required by Lender (in form and substance satisfactory to Lender) shall have been executed for the Collateral;

               (c) The Title Policy and all endorsements thereto required by Lender has been issued or Lender has received an unconditional commitment from the Title Company to issue the Title Policy and all such endorsements;

               (d) No Default or Potential Default has occurred and is continuing;

               (e) All other conditions of this Agreement and the Loan Documents have been satisfied; and

               (f) All matters related to such Advance are reasonably satisfactory to Lender and its counsel. If requested by Lender, Borrower shall deliver to Lender evidence substantiating any of the matters contained in this Agreement which are necessary to enable Borrower to qualify for such Advance. Additionally, Lender will not be obligated to make any Advance if the making of such Advance is prohibited by Law. Lender, at its election, may make any Advance, without having received all items to be delivered, or which continue to be a condition precedent thereto, but such action by Lender shall not be deemed to be a waiver of the requirement that each such item be delivered as a condition precedent to any subsequent Advance.

         Section 3.2. Additional Conditions Precedent to Loan Advances. Without in any way limiting the conditions precedent as set forth on Schedule 1 or
Section 3.1 above, Borrower shall provide to Lender prior to closing, all in form and substance acceptable to Lender, the following:

               (a) Accurate and complete Surveys in accordance with the survey requirements and certificates as set forth on Schedule 1;

               (b) Environmental Phase I Assessments by competent and qualified environmental engineers and consultants showing no material environmental risk (all such Phase I Assessments shall contain such reviews and requirements as are standard for Environmental Phase I Reports, shall review the operations by Borrower (including the ability to operate the Properties at full capacity in a manner that complies with all Environmental Laws);

               (c) Borrower shall provide evidence of no applicable zoning for the Properties acceptable to Lender;

               (d) Borrower shall provide copies of any and all certificates of occupancy, original plans, site drawings together with all other documentation pertaining to original purchase and construction of the Properties as are in Borrower's possession or control;

               (e) Lender shall have completed a physical inspection of the Collateral at the Gundle Road Property and the Hardy Road Property;

               (f) Borrower shall have provided a legal opinion of behalf of Borrower and Guarantor relating to (i) compliance or exemption from state and Federal anti-trust laws filing requirements, (ii) existence and good standing of Borrower and Guarantor in those states required for their respective business operations, (iii) enforceability of Loan Documents, (iv) usury, and (v) such other matters as Lender may deem appropriate;

               (g) Lender shall have reviewed and approved the December 31, 2001 Financial Statements of Gundle and its consolidate subsidiaries;

               (h) Borrower shall have closed, or will concurrently close, with the closing of this Loan, an increase in its revolving line of credit ("Revolver") with Bank of America, N.A. to not less than $55,000,000.00;

               (i) Borrower shall have $15,000,000.00 in liquidity at the closing of the Loan calculated as follows: Revolver availability (Total Borrowing Base as determined by Bank of America at closing) plus cash held in deposit accounts by Borrower after deducting cash required to close transaction less the initial advance under Bank of America Credit Agreement and less $7,000,000.00 reserve for one time costs in connection with the Stock Purchase;

               (j) Lender shall have approved the indemnities from Waste Management Holdings, Inc. regarding Serrots' liabilities and contingencies as set forth in the Stock Purchase Agreement; and

               (k)    There shall have been no Material Adverse Effect.

                                    ARTICLE 4
                                    ---------

                               SECURITY AGREEMENT
                               ------------------

         Section 4.1. Security For the Obligations. To secure the full and complete payment and performance of the Obligations, Borrower hereby agrees that this Agreement creates a security agreement and Borrower hereby grants, conveys, and creates Lender Liens and continuing security interests in, to, and on all of Borrower's right, title, and interest in and to (but none of Borrower's obligations with respect to) the following items and types of property, together with all present and future additions, parts, accessories, attachments, substitutions, repairs, improvements, and replacements thereof or thereto, and any and all proceeds thereof (collectively herein called the "Collateral"), each of which Lender Liens shall be first and prior Liens:

               (a)    The Properties;

               (b) All equipment (as such term is defined in the UCC), now owned or hereafter acquired by Borrower, wherever located. Without limiting the foregoing or subparagraph (c) below, the Serrot Equipment (defined in Section 1.6), wherever located but at the time of execution located at the Serrot Real Property;

               (c) All equipment of any type or kind located on, or used in connection with the Properties, including all manufacturing lines used in connection with Borrower's business on the Properties and also including all equipment described and set forth on Schedule 2 attached to and incorporated herein, together with all other items, types, and kinds of personal property of Borrower used in connection with the Properties, including, but not limited to all fixtures, furniture, shelving, computers, operating licenses and permits, approvals, business and other permits, authorizations of, or declarations and filings with, all Governmental Units relating to the Properties;

               (d) All Plans, warranties, guaranties, service contracts and contract rights in connection with Borrower's ownership and/or operation of the Collateral and Properties;

               (e) All proceeds of policies of insurance, condemnation settlements or awards, and other proceeds or settlements of any type or kind (such proceeds to be handled as specified herein) pertaining to the Collateral herein described; and

               (f) All other interest of every kind and character which Borrower now has or at any time hereafter acquires in and to the property described or referred to in subparagraphs (a), (b), (c), (d) and (e) preceding. Notwithstanding anything to the contrary herein, it is not the intent or agreement that the description or definition of "Collateral" herein include any interest in accounts receivable, contract rights, chattel paper, documents, instruments, investment property, deposit accounts, supporting obligations, letter-of-credit rights, inventory (including any raw materials, work in process, and materials used or consumed in the business of Borrower), or general intangibles, as such terms are defined in the UCC or if not defined therein as such term means in normal commercial lender usage (except as such general intangibles or contract rights are necessary or material to the ownership or use of the equipment and Properties). Further excluded from the definition of "Collateral" herein are (i) that specific limited equipment held for resale or to be transferred to Borrower's European operations to the extent specifically identified and set forth on Schedule 3, (ii) purchase money security interest (as defined in the UCC) purchases in new, additional equipment as long as such equipment is not an addition, part, accessory, attachment, substitution, improvement, or replacement of any of the Collateral set forth on Schedule 2, and (iii) all vehicles whether certificated or not. To the extent any equipment is specified on both

         Schedule 2 and Schedule 3 it is deemed deleted from Schedule 3.

                                    ARTICLE 5
                                    ---------

                          CERTAIN AFFIRMATIVE COVENANTS
                          -----------------------------

         Borrower covenants and agrees with Lender as follows:

         Section 5.1. Claims Against Collateral. Borrower shall promptly pay or cause to be paid, when due, all costs, charges, and expenses incurred in connection with the Properties; provided, however, Borrower may, in good faith, in lieu of paying such costs, charges, and expenses as they become due, contest the validity thereof by appropriate proceedings after posting with Lender if such amount is in excess of $250,000.00 either: (i) a bond on such terms, in such amount, and with such surety reasonably acceptable to Lender or (ii) cash equal to one hundred fifty percent (150%) of such contested sums for payment of such costs, charges or expenses.

         Section 5.2. Maintenance; Compliance; Correction of Defects. Borrower will operate and maintain the Properties in compliance with all Laws and in compliance in all material respects with all Environmental Laws and Occupational Safety and Health Act guidelines. Borrower shall at all times maintain all necessary operating permits, licenses, and any other approvals necessary for the operation of the Properties. Borrower shall at all times maintain, preserve and keep the Properties in good repair and condition, and from time to time make all necessary and proper repairs, replacements and renewals. Borrower will not commit nor permit any waste as to the Properties, and not do anything to materially impair the value of the Collateral. Borrower shall permit Lender to inspect the Properties at all reasonable times (but no more than two (2) times per year unless in Default). Notwithstanding the foregoing sentence, Borrower acknowledges and agrees that Lender agreed to make the inspection of the Eastland Avenue Property a post-closing inspection which shall be subject to the terms of this Section 5.2. Borrower shall, upon demand by Lender and at Borrower's sole expense, properly correct any single defect as to the Properties or Collateral in excess of $30,000 or cumulative defects in excess of $60,000 revealed in the Lender's inspection. Notwithstanding this section, Lender shall have no affirmative obligation to review and inspect the Properties at any time and Lender's right to inspection herein shall not impute any liability or responsibility to Lender under any circumstance. After the occurrence of any event resulting in damage to the Properties, or if Lender shall have reasonable justification for inspections, tests or reviews, Lender shall be entitled to designate, at Lender's sole expense unless Borrower is at such time in Default under any Loan Documents, in which case same shall be at Borrower's expense, an architect and/or engineer to make, on behalf of Lender, any of the inspections Lender may make under any of the Loan Documents. Lender shall not be required to make any Advance pursuant to this Agreement until Lender has received certifications and inspections reasonably satisfactory to it.

         Section 5.3. Insurance. Borrower shall maintain or cause to be maintained for the Properties: (a) all peril property insurance equal to the full replacement value of the Properties and Collateral with an appropriate inflation rider and/or annual reviews as to replacement cost; (b) comprehensive

(commercial) general liability insurance, with the broad form comprehensive general liability endorsement (or its equivalent), including, without limitation, contractual liability coverage and products and completed operations liability coverage covering Borrower against any and all liability in connection with the Properties; (c) "Business Interruption Insurance" in an amount equal to not less than twelve (12) months of anticipated gross revenues from the Properties or in such other amount as determined by Lender; (d) boiler and vessel insurance; and (e) such other insurance as Lender may require. Borrower shall do all acts and things, at Borrower's expense, as may be necessary or appropriate, in the judgment of Lender, to enable Lender to receive all insurance proceeds that Lender is entitled to receive pursuant to the standard mortgagee payment clause endorsement. Each policy evidencing insurance shall provide for a minimum thirty (30) days written cancellation notice to Lender and shall contain a standard mortgagee endorsement naming Lender as its interests may appear to receive all insurance proceeds and to compromise and/or settle all insurance claims with respect to the Collateral; provided, however, so long as no Default or Potential Default has occurred, Lender agrees to allow Borrower to compromise and settle all such claims of Five Hundred Thousand Dollars ($500,000.00) or less and to participate in the compromise and/or settlement of all other claims. General liability policies shall name Lender as an additional insured. Each policy of insurance required hereunder shall be: (i) at the sole cost and expense of Borrower; (ii) issued by a company or companies reasonably acceptable to Lender; (iii) on forms and contain expiration dates reasonably acceptable to Lender; (iv) specify deductibles reasonably acceptable to Lender;
(v) satisfy all applicable co-insurance requirements; and (vi) otherwise be in form and substance reasonably acceptable to Lender. Lender may request annual reviews as to the replacement cost protection of Borrower's all peril insurance policy but shall have no obligation to do so nor shall incur any liability for not doing so. Borrower shall give Lender prompt written notice after the occurrence of any casualty insured hereunder in excess of $250,000.00. In addition to Certificates, Borrower shall furnish Lender the original or a copy certified as true and correct of each policy of insurance required hereunder, and, at least thirty (30) days prior to the expiration of any such policy, proof of insurance of a policy continuing in force the coverage provided by the expiring policy. Borrower agrees until the Obligations have been paid in full to maintain flood insurance for the Hardy Road Property and all related Collateral in an amount not less than $5,000,000.00 but in no event shall such insurance be less than the minimum to comply with applicable federal regulations as required by the Flood Disaster Protection Act of 1973 as amended (this specific requirement shall in no way limit Lender's right to require flood insurance be maintained on other Properties in accordance with this Section 5.3). Although Lender is not a federally regulated lender, Borrower acknowledges that Lender may, at its option, post-closing provide to Borrower a flood notice that would be required to be given to Borrower should Lender have been a federally regulated lender. Borrower acknowledges that it knows and has known that the Hardy Road Property is in a Special Flood Hazard Area and waives any requirement that such notice be given ten (10) days before Loan closing.

         Section 5.4. Condemnation. Borrower shall immediately notify Lender of any notices, attempts or other action relating to a condemnation, dedication or other conveyance to a Governmental Unit. Borrower shall do all acts and things, at Borrower's expense, as may be necessary or appropriate, in the judgment of Lender, to enable Lender to receive all condemnation, settlement, eminent domain or similar awards or proceeds resulting from a transfer in lieu thereof. Borrower hereby assigns to Lender all of its right and power to compromise, settle, accept or otherwise participate in the determination of any such claims, amounts or sums; provided, however, Lender agrees to allow Borrower to compromise, settle, accept or otherwise participate in the termination of any such claims, amounts or sums as long as Borrower is not in Default or Potential Default hereunder and communicates with and obtains Lender's approval prior to the agreement as to any award. Lender, upon receipt, shall disburse the condemnation proceeds to restore and repair the Properties pursuant to the normal procedures for disbursing funds under construction loans then established by Lender; provided, however, that (i) if there is a Default or Potential Default hereunder, or (ii) if the condemnation proceeds (plus any other funds readily available for or on behalf of Borrower) are not adequate to restore the Properties, or (iii) it is not commercially reasonable, as determined in Lender's reasonable discretion, to restore and repair the Properties, then Lender may, in its sole discretion, use such proceeds to reduce the outstanding Obligations, except if there is an uncured Potential Default which Lender reasonably expects to be cured within the applicable cure period, then Lender shall not use such proceeds against the Obligations until the end of the applicable cure period.

         Section 5.5. Taxes and Debts. Borrower shall pay, or cause to be paid when due, any and all Taxes and other debts, liabilities, and obligations of Borrower directly associated with the Collateral; provided, however, Borrower shall not be in breach of this covenant if it chooses to contest such Taxes so long as Borrower is diligently pursuing such contestation and so long as Borrower has established adequate reserves therefor and if the Tax could be a Lien against the Collateral and the amount in controversy exceeds $250,000.00 furnished Lender with a bond or other adequate security, which, if such contestation is unsuccessful, would be sufficient to allow Lender, in Lender's reasonable discretion, to pay all such previously contested Taxes together with all costs, losses, damages, penalties, contestation expenses, and other associated charges.

         Section 5.6. Books and Records. As to Borrower and the Properties, Borrower shall keep, in the city to which it is to receive notices pursuant to this Agreement, proper and complete books, records, and accounts, and shall permit Lender or an agent of Lender to inspect the same at such location and make and take away copies of such materials upon reasonable notice and at reasonable times.

         Section 5.7. Reports and Other Information. Borrower shall promptly deliver to Lender (a) notice of any change in any fact or circumstances represented or warranted by Borrower in the Loan Documents and in any other documents furnished to Lender in connection with this Agreement, and in any condition whatsoever, which reasonably could be expected to result in the occurrence of a Material Adverse Effect, (b) such additional agreements, documents, and instruments as may be requested by Lender in order to create, perfect, confirm, and maintain the Liens contemplated in this Agreement or to otherwise effect the intentions of the parties to this Agreement, and (c) such other information, not otherwise required herein, respecting the business affairs, assets, and liabilities of Borrower as Lender shall from time to time request, including, but not limited to, such opinions, certificates, and documents, in addition to those heretofore mentioned, as Lender may reasonably request.

         Section 5.8. Licenses and Permits. Borrower will secure all licenses or permits required by Laws for the operation and use of the Properties and the business of Borrower in each jurisdiction where it is conducting business, and Borrower will obtain from all Tribunals with jurisdiction the appropriate licenses and permits for operation of the Properties.

         Section 5.9. Expenses of Lender. Borrower will promptly pay all costs, fees, and expenses paid or incurred by Lender incident to any of the Loan Documents (including, but not limited to, all UCC searches, UCC filing fees, environmental site assessments, travel expenses, survey, title, and recording fees and expenses, the fees and expenses of architects or engineers employed by Lender, escrow fees, and the fees and expenses of counsel to Lender in connection with the negotiation, preparation, and execution of the Loan Documents and any amendment, waiver, or consent with respect thereto, whether any Advance is ever made, and in connection with the making of any Advance) or to the enforcement of the Obligations of Borrower or the exercise of any Rights (including, but not limited to, attorneys' fees, expenses, and court costs), all of which shall be a part of the Obligations.

         Section 5.10. Casualty Repairs. Borrower agrees that it has the absolute obligation after a casualty to any Properties or to any other Collateral to promptly repair or replace all such damage or pay to Lender the collateral value of the Collateral, as determined by Lender in its sole and absolute discretion, for application to the Obligations.

         Section 5.11. Liens Against Collateral. Borrower shall, except for the Permitted Encumbrances, keep the Collateral free and clear of any and all Liens other than Lender Liens.

                                    ARTICLE 6
                                    ---------

                           CERTAIN NEGATIVE COVENANTS
                           --------------------------

         Borrower covenants and agrees with Lender as follows:

         Section 6.1. Encumbrances. Borrower shall not, directly or indirectly,
(a) permit any equipment, fixtures, or any other part of the Collateral to be purchased or installed under any arrangement wherein a Lien on such property is retained or a Right is reserved or accrues to any Person to remove or repossess any such items or to consider any real property or fixture as personal property except when purchased in the ordinary course of business to be paid within ninety (90) days after delivery, installation, or completion, as applicable, from the operations of Borrower's business (it is the understanding and agreement that after payment in the ordinary course of business, no Liens will be applicable), or (b) otherwise create, incur, or suffer or permit to be created or incurred or to exist any Lien upon any portion of the Collateral except for Permitted Encumbrances. Notwithstanding Section 5.11 or this Section 6.1, Borrower may in good faith, contest the validity of any such Lien so long as Borrower for any Lien in excess of $250,000.00 furnishes Lender with an indemnity bond, cash, or other security satisfactory to Lender in the amount of the contested Lien plus an additional sum to pay all costs, interest, and penalties that may be imposed in connection therewith, as determined in Lender's reasonable discretion ( bond of 150% shall be deemed reasonable).

         Section 6.2. Fiscal Year and Accounting Methods. Borrower will not change its fiscal year or method of accounting (other than immaterial changes in methods or changes in methods required by Generally Accepted Accounting Principles) without the prior consent of Lender, which shall not be unreasonably withheld.

         Section 6.3. Assignment. Borrower will not, directly or indirectly, assign or transfer, any of its Rights, duties, or obligations under any of the Loan Documents.

         Section 6.4. Other Agreements. Borrower will not enter into any agreement containing any provision which would be violated or breached by the performance of its respective obligations under this Agreement or under any instrument or document to be delivered by it under this Agreement or in connection herewith.

         Section 6.5. Prohibition on Transfers. Borrower shall not, without the prior written consent of Lender, sell, pledge, transfer, convey, assign, encumber or otherwise dispose of the Collateral or any part thereof or any interest of Borrower therein to any Person, so long as any part of the obligations are outstanding except that the Collateral may be replaced when worn or in need of replacement or when Borrower desires to upgrade Collateral without Lender's prior written consent as long as Borrower notifies Lender of replacements in excess of $250,000.00 per calendar year for the Collateral on
Schedule 2. Also prohibited herein is any transfer by way of security, including the placing against the Collateral of any mortgage, deeds of trust, assignment of income or other security device, or the sale, conveyance, transfer, or disposition thereof. Lender acknowledges, agrees, and consents to the merger of Serrot into GSE after the closing of the Loan. Any sale of any ownership interests in GSE or Guarantor (or Serrot, if the consented to merger does not occur) shall require the prior written approval of Lender.

                                    ARTICLE 7
                                    ---------

                               FINANCIAL COVENANTS
                               -------------------

         Section 7.1. Financial and Business Information. During the term of this Agreement, Borrower will deliver to Lender:

               (a) Quarterly Financial Statements. As soon as reasonably possible, and in any event within sixty (60) days after the close of each quarter (other than the last fiscal quarter of each fiscal year), financial statements, including, but not limited to, the following information: (1) the balance sheets of Gundle and its consolidated subsidiaries, as of the end of such fiscal quarter, setting forth in comparative form, the corresponding figures for the previous fiscal year, and (2) the income and retained earnings statement of Gundle and it consolidated subsidiaries for such quarter and for the portion of the fiscal year ended with such quarter, setting forth, in comparative form the corresponding periods of the preceding fiscal year, all in reasonable detail in accordance with the Generally Accepted Accounting Principles, except for normal year end audit adjustments, and certified by the President, Chief Financial Officer or Chief Accounting Officer of Gundle.

               (b) Annual Reports, Tax Returns and Financial Statements. For Gundle and its consolidated subsidiaries, as soon as reasonably possible, and in any event within one hundred twenty (120) days after the close of each fiscal year of Gundle, financial statements, including, but not limited to, the following information: (1) the balance sheets of Gundle and its consolidated subsidiaries as of the end of such fiscal year, setting forth in comparative form, the corresponding figures at the end of the preceding fiscal year, (2) the income, retained earnings and cash flows statements of Gundle and its consolidated subsidiaries for such fiscal year, such statements setting forth, in comparative form, the corresponding figures for the previous fiscal year. Promptly after the U.S. federal income tax return for such fiscal year has been prepared and filed, a copy of such tax return for such calendar year. The balance sheets and statements provided for in this subparagraph (b) shall be prepared in reasonable detail, and audited in accordance with Generally Accepted Accounting Principles. Such report shall also include such other reports, schedules or information as may be furnished to the Borrower in connection with such audit.

               (c) Special Reports of Accountants. Promptly after the receipt thereof by Borrower, copies of any detailed audit reports submitted to Borrower by independent or internal accountants in connection with the accounts, books, audit or business of Borrower or Guarantor.

               (d) Additional Information. Such other data and information as from time to time may be reasonably requested by Lender.

         Lender may deliver copies of any of the financial statements furnished to it pursuant to this section as well as copies of any other information or reports furnished to it pursuant to this section or any other provisions of this Agreement to any regulatory body, or to any agency, authority or commission, to whose jurisdiction Lender may be subject, or to any Loan assignees or participants.

         Section 7.2. Compliance Statements. The Borrower shall provide Lender with its annual Financial Statement a compliance statement ("Compliance Statement") that (i) to Borrower's knowledge, no Default or Potential Default has occurred under this Agreement or any of the Loan Documents or if a Default or Potential Default has occurred, statements specifying in detail the nature of such Default or Potential Default and the actions taken to effect a cure of such Default or Potential Default, (ii) to Borrower's knowledge, Borrower has fully complied with all Laws of any and all Governmental Units applying to the operation and use of the Properties,
(iii) no action has been brought by any Governmental Unit, including, without limitation, any state or federal agency relating to Environmental Laws, (iv) each covenant specified in this Agreement is being performed and remains fully satisfied, and (v) the calculations set forth in Section 7.3.

         Section 7.3. Financial Covenants.
         -----------  --------------------

               (a) Fixed Charge Coverage Ratio. Gundle will maintain a Fixed Charge Coverage Ratio for each period set forth below of not less than the ratio set forth below opposite such period:

--------------------------------------------------------------------------------
                                                          Fixed Charge Coverage
                   Period                                       Ratio
--------------------------------------------------------------------------------
Two fiscal quarter period ending on June 30, 2002              .60 to 1.0
--------------------------------------------------------------------------------
Three fiscal quarter period ending on September 30, 2002      1.20 to 1.0
--------------------------------------------------------------------------------
Four fiscal quarter period ending on December 31, 2002
and on the last day of each fiscal quarter thereafter         1.25 to 1.0
--------------------------------------------------------------------------------

               (b) Leverage Ratio. As of the end of the fiscal quarter ending September 30, 2002, for Gundle and its consolidated subsidiaries on a consolidated basis, the ratio of (i) Funded Debt as of such date to
         (ii) 4/3 times EBITDA for the nine (9) months ending on such date, shall not be greater than 4.0 to 1.0. The Leverage Ratio as of the end of any fiscal quarter of Gundle ending on or after December 31, 2002 shall not be greater than 3.0 to 1.0. In calculating EBITDA, for purposes of determining compliance with this clause (b), one-time charges in connection with the acquisition of Serrot by Gundle in an amount by which such one-time charges exceed $4,500,000 shall be added to EBITDA so long as the aggregate amount of such one-time charges do not exceed $10,000,000 and such one-time charges are made during 2002.

               (c) Tangible Net Worth. The Tangible Net Worth of Gundle and its consolidated subsidiaries as of the end of any fiscal quarter of Gundle ending on or after March 31, 2002, and on or before December 31, 2002, shall not be less than the sum of (i) $75,554,000, plus (ii) 75% of cumulative positive consolidated net income of Gundle for the period from February 1, 2002, and ending on the last day of such fiscal quarter, plus (iii) 75% of the aggregate increases in Shareholders' Equity of Gundle and its subsidiaries after the date hereof by reason of the issuance and sale of capital stock of Gundle or its subsidiaries (including, upon any conversion of debt securities of Gundle or its subsidiaries into such capital stock); provided that the sum of clauses
         (i) and (ii) preceding as of the end of any such fiscal quarter may not be less than the sum of such clauses as of the end of the immediately preceding fiscal quarter. The Tangible Net Worth of Gundle as of the end of any fiscal quarter of Gundle ending on or after March 31, 2003 shall not be less than the sum of (i) the Tangible Net Worth of Gundle required to be maintained under this clause (c) as of the immediately preceding December 31, plus (ii) 75% of cumulative consolidated net income of Gundle for the period beginning on the immediately preceding January 1 and ending on the last day of such fiscal quarter, plus (iii) 75% of the aggregate increases in Shareholders' Equity of Gundle and its consolidated subsidiaries on or after the immediately preceding January 1 by reason of the issuance and sale of capital stock of Gundle or its subsidiaries (including upon any conversion of debt securities of Gundle or its subsidiaries into such capital stock); provided that the sum of clauses (i) and (ii) preceding as of the end of any such fiscal quarter may not be less than the sum of such clauses as of the end of the immediately preceding fiscal quarter.

               (d) Minimum EBITDA. The EBITDA of Gundle and its consolidated subsidiaries for the fiscal quarter period ending March 31, 2002 shall not be less than $1,500,000 less than the amount thereof shown in the projections furnished to Lender by Gundle on January 10, 2002. In calculating EBITDA for purposes of determining compliance with this clause (d), one-time charges taken during such fiscal quarter in an amount equal to the lesser of $9,000,000 or the amount of such one-time charges shall be added to EBITDA.

                                    ARTICLE 8
                                    ---------

                                     DEFAULT
                                     -------

         Section 8.1. General Defaults. The term "Default," as used in this Agreement, means the occurrence of any one or more of the following events:

               (a)    Failure to pay any of the Obligations hereunder within ten
         (10) days after same is due (but such is not in addition to the ten
         (10) day period given under the Note but runs concurrently therewith);

               (b) Failure of Borrower to comply with any provisions or perform any of the non-monetary obligations arising under this Agreement, including, but not limited to, the Affirmative Negative, and Financial Covenants herein, or under any other Loan Documents, and such failure continues for a period of twenty (20) days after Lender has provided written notice of such failure to Borrower;

               (c) The discovery by Lender that any statement, representation, or warranty in the Loan Documents or in any writing ever delivered to Lender by, Borrower or its accountants or lawyers pursuant to the Loan Documents is false, misleading, or erroneous in any material respect;

               (d) Subjection of all or any portion of the Collateral to levy or execution or other judicial process which is not or cannot be removed within thirty (30) days from the subjection thereof, or if Borrower fails to (i) pay any money judgment in an amount in excess of $250,000.00 against it or (ii) post a bond which acts to supersede any such money judgment at least twenty (20) days prior to the date on which any of the assets of Borrower may be lawfully sold to satisfy such judgment;

               (e) Commencement of any proceedings under Debtor Relief Laws by or against Borrower including any assignment by Borrower for the benefit of creditors;

               (f) Any default or event of default (if and/or whether defined) under any of the other Loan Documents;

               (g) The occurrence of any event which has a Material Adverse Effect;

               (h) The occurrence of any default or event of default, if and/or whether defined (after the expiration of any applicable grace and notice and cure periods, if any) under any other documents or agreements relating to any other Debt of Borrower in excess of $250,000.00;

               (i) The lapse of any insurance coverage required under this Agreement unless substitution insurance coverage as required under this Agreement is in place;

               (j) Any Event of Default under the certain Credit Agreement, dated on or about the date of this Agreement, between Borrower, certain lenders, and Bank of America, N.A.; or

               (k) Any Federal tax lien is filed of record against any entity comprising Borrower or against Guarantor in excess of $250,000.00 and is not bonded or discharged within twenty (20) days after filing.

                                    ARTICLE 9
                                    ---------

                            CERTAIN RIGHTS OF LENDER
                            ------------------------

         Section 9.1. Remedies Upon Default. Should a Default occur, Lender may, at its election, do any one or more of the following: (a) declare the entire unpaid balance of the Obligations, or any part thereof, immediately due and payable, whereupon it shall be due and payable; or (b) terminate its commitment to lend under this Agreement; or (c) take possession of the Properties and the Collateral, and, at the option of Lender, in the name and on behalf of Borrower, do any one or more of the following at the risk and expense of Borrower (i) assume the rights and duties of Borrower under any contract, agreement or subcontract entered into by Borrower in connection with the

Collateral and (ii) engage managers and/or management consultants to operate the Collateral and architects, contractors, subcontractors, engineers, and others as deemed necessary by Lender to perform services or furnish materials or equipment in connection with the Collateral; or (d) pay any or all bills of, and settle or compromise any or all claims against Borrower in any way related to the Collateral; (e) take any action and make any payments necessary, in the judgment of Lender, to continue in full force and effect any insurance contract, subcontract, or other agreement; or (f) to the extent physically possible, require Borrower to assemble any part or all of the Collateral and make it available to Lender at a place designated by Lender, or (g) apply for and obtain, by appropriate judicial action, appointment of a receiver or receivers for all or any portion of the Collateral as a matter of right, without regard to the sufficiency of the security, without any showing of insolvency, fraud, or mismanagement on the part of Borrower, and without the necessity of filing judicial proceedings (other than the proceedings for the appointment of the receiver or receivers) to protect or enforce the Rights of Lender (and Borrower hereby consents to any such appointment); or (h) reduce any claim to judgment; or (i) foreclose or otherwise enforce any and all Lender Liens to secure payment and performance of the Obligations, and, at Lender's option, buy all or any part of the Collateral at any public or private sale; or (j) exercise any and all Rights afforded by any Laws, or by any of the Loan Documents, at law, in equity, or otherwise ; or (k) charge and collect Late Charges pursuant to and as described in the Note; or (l) immediately establish the interest rate applicable to the Loan as being the Default Rate. In no event shall Lender's performance of one or more of the above remedies in anyway be construed as (i) an election of remedies, or (ii) a waiver of Lender's right to pursue any and all deficiencies after any type of foreclosure it being the intent that at all times Lender's remedies are cumulative and that Lender shall have any and all rights to pursue any deficiency after the exercise of any remedy.

         Section 9.2. Performance. Should any covenant, duty, or agreement of Borrower fail to be performed during the occurrence and continuance of a Default in accordance with the terms of the Loan Documents, Lender may, at its option, perform, or attempt to perform, such covenant, duty, or agreement on behalf of Borrower (including, but not limited to, any repair or maintenance obligations). In such event, Borrower shall, at the request of Lender, promptly pay to Lender any amount expended by Lender in such performance or attempted performance, together with interest thereon at the Maximum Legal Rate from the date of such expenditure by Lender until paid. Notwithstanding the foregoing, it is expressly understood that Lender does not assume and shall never have, except by express written consent of Lender, any liability or responsibility , for the performance of any duties of Borrower hereunder or in connection with all or any part of the Collateral.

         Section 9.3. Use or Operation By Lender. Should all or any portion of the Collateral come into the possession of Lender, Lender may use or operate the same for the purpose of preserving it or its value, or pursuant to the order of a court of appropriate jurisdiction, or in accordance with any other Rights held by Lender in respect thereof. The risk of accidental loss or damage to the Collateral is on Borrower, and Lender shall have no liability whatsoever for failure to obtain or maintain insurance, or to determine whether any insurance ever in force is adequate as to amounts or as to the risks insured, or for decline in the value of the Collateral.

         Section 9.4. Attorney-in-Fact. Borrower hereby conditionally but irrevocably constitutes and appoints Lender as the true and lawful agent and attorney-in-fact of Borrower with full power of substitution (either generally or for such limited periods or purposes as Lender may from time to time prescribe), with full power and authority, for and on behalf and in the name of Borrower to execute, acknowledge, and deliver any and all instruments, certificates, transfers, assignments, and other documents of every nature, with such covenants, warranties, indemnities, and other provisions, and to do all other acts and things to be done by Borrower as may from time to time, in the opinion of Lender, be necessary or proper to fully effectuate the purposes of this Agreement and the intentions of the parties hereto. Borrower shall be bound thereby as fully and effectively as if Borrower had so executed, acknowledged, delivered, or done, for and on behalf of Borrower. The powers and authorities herein conferred on Lender may be exercised by Lender through any person who, at the time of any such execution, acknowledgment, delivery, or action, is an officer of Lender. This power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked; provided it may not be exercised and shall remain conditional until the occurrence of a Default hereunder.

         Section 9.5. Diminution in Collateral Value. Lender does not assume, and shall never have, any liability or responsibility for any loss or diminution in the value of all or any part of the Collateral.

         Section 9.6. Waivers. If a Default occurs and Lender subsequently agrees in writing that it will not exercise any Rights hereunder as a result thereof, the occurrence of such event shall no longer be deemed a "Default" hereunder insofar, as the state of facts giving rise to such event is concerned, but the same shall not operate as or be deemed to be waived with respect to any identical or similar state of facts in existence or occurring thereafter, or if such is not cured within the time period or pursuant to the terms stated in the writing from Lender, if any. The acceptance by Lender at any time and from time-to-time of partial payment on the Obligations shall not be deemed to be a waiver of any Default then existing. No waiver by Lender of any Default shall be deemed to be a waiver of any other then-existing or subsequent Default. No delay or omission by Lender in exercising any Right under the Loan Documents shall impair such Right or be construed as a waiver thereof or any acquiescence therein, nor shall any single or partial exercise of any such Right preclude other or further exercise thereof, or the exercise of any other Right under the Loan Documents or otherwise.

         Section 9.7. Cumulative Rights. All Rights available to Lender under the Loan Documents shall be cumulative of and in addition to all other Rights granted or available to Lender at law or in equity, whether or not the obligations be due and payable and whether or not Lender shall have instituted any suit for collection, foreclosure, or other action in connection with the Loan Documents.

         SECTION 9.8. INDEMNIFICATION OF LENDER. BORROWER SHALL INDEMNIFY LENDER AND HOLD LENDER HARMLESS AGAINST ANY AND ALL LIABILITIES (INCLUDING ANY AND ALL TAXES AND SPECIAL ASSESSMENTS LEVIED AGAINST THE COLLATERAL, PROPERTIES OR ANY IMPROVEMENTS,

FIXTURES, OR PERSONAL PROPERTY LOCATED THEREON), OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, CLAIMS, ATTORNEYS' FEES, COSTS, EXPENSES, AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST LENDER, IN ANY WAY RELATING TO, OR ARISING OUT OF, THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, OR THE OWNERSHIP AND/OR OPERATION OF THE PROPERTIES (INCLUDING, BUT IN NO WAY LIMITED TO, ENVIRONMENTAL PROTECTION AGENCY OR STATE ENVIRONMENTAL AGENCY ACTIONS AND/OR ACTIONS UNDER CERCLA AND/OR ANY OTHER TYPE OF ENVIRONMENTAL ACTION OF ANY KIND WHATSOEVER BY ANY PERSON OR GOVERNMENTAL UNIT RELATED TO THE PROPERTIES OR COLLATERAL, AS MORE PARTICULARLY DESCRIBED IN THE ENVIRONMENTAL INDEMNITY WHICH, BY THIS REFERENCE, IS INCORPORATED HEREIN), TO THE EXTENT THAT ANY SUCH INDEMNIFIED LIABILITIES RESULT, DIRECTLY OR INDIRECTLY, FROM ANY CLAIMS MADE OR ACTIONS, SUITS, OR PROCEEDINGS COMMENCED BY OR ON BEHALF OF ANY PERSON OTHER THAN LENDER; PROVIDED THAT LENDER SHALL NOT HAVE THE RIGHT TO BE INDEMNIFIED HEREUNDER FOR ITS OWN INTENTIONAL OR WILLFUL MISCONDUCT, GROSS NEGLIGENCE OR BAD FAITH. IN THIS CONNECTION, LENDER AGREES TO NOTIFY BORROWER OF ANY SUCH LEGAL ACTIONS, SUITS, OR PROCEEDINGS AND TO PERMIT BORROWER TO PARTICIPATE IN THE DEFENSE THEREOF IF BORROWER PROVIDES ADEQUATE SECURITY, IN LENDER'S JUDGMENT, FOR BORROWER'S INDEMNIFICATION OBLIGATIONS. THE RIGHTS OF LENDER UNDER THIS SECTION AND ALL OTHER INDEMNITIES RUNNING FOR THE BENEFIT OF LENDER IN THE LOAN DOCUMENTS SHALL SURVIVE THE REPAYMENT AND PERFORMANCE OF THE OBLIGATIONS FOR THE MAXIMUM PERIOD PERMITTED BY LAWS.

         Section 9.9. Acceptance of Assignments and Items Delivered. By acceptance of delivery of copies of, or by taking an assignment of or security interest in, any of the items delivered to or received by Lender pursuant to this Agreement, including, but not limited to the Contractual Obligations related to the Collateral, Lender shall not be deemed to have approved same or to have assumed any liability, obligation, or responsibility whatsoever in connection therewith except as expressly stated in the Loan Documents.

         Section 9.10. Expenditures by Lender. Any sums expended by Lender during any period of Default or Potential Default pursuant to the exercise of any Right provided in the Loan Documents, including, but not limited to, expenses of taking, foreclosure and attorneys' and appraisal fees, shall be reimbursed to Lender and become part of the Obligations and shall bear interest at the Default Rate from the date disbursed until the date repaid by Borrower. Notwithstanding the foregoing, if Borrower cures any non-monetary Potential Default within the applicable cure period, the excess of the Default Rate interest over the amount of interest which would have accrued under this Agreement absent such a non-monetary Potential Default shall be credited to Borrower.

         Section 9.11. Delegation of Duties and Rights. Lender may exercise any of its duties and/or exercise any of its Rights under the Loan Documents by or through its officers, directors, employees, attorneys, agents, or other representatives.

         Section 9.12. Lender Not in Control. None of the covenants or other provisions contained in this Agreement shall, or shall be deemed to, give Lender the Right or power to exercise control over the affairs of Borrower, the power of Lender being limited to the specific Rights and remedies provided in this Agreement and elsewhere in the Loan Documents.

                                   ARTICLE 10
                                   ----------

                                  NO PREPAYMENT
                                  -------------

         Section 10.1. No Prepayment. Lender only approved this Loan based on obtaining its expected interest return over the term of the Loan. Consequently, Borrower may not prepay all or any portion of the Loan. If Borrower causes the acceleration of the Obligations due to a Default and has the means and wherewithal to pay in full the Obligations after acceleration of the Obligations, then any such acceleration in connection with a Default shall require an additional fee of five percent (5%) of the Obligations in connection with the payment in full of the Obligations.

                                   ARTICLE 11
                                   ----------

                          CERTAIN DEFINITIONS AND TERMS
                          -----------------------------

         Section 11.1. Money. Unless stipulated otherwise, all references in any of the Loan Documents to "dollars," "money," "payments," or other similar financial or monetary terms, are references to currency of the United States of America.

         Section 11.2. Number and Gender of Words. Whenever in any Loan Document the singular number is used, the same shall include the plural where appropriate, and vice versa; and other words of any gender in any Loan Document shall include each other gender where appropriate. The words "herein" and "hereunder," and other words of similar importance, refer to the relevant Loan Document as a whole and not to any particular part or subdivision thereof.

         Section 11.3. Other Definitions. As used herein, the following terms have the meanings indicated:

         "Adjusted Net Earnings from Operations" means, with respect to any fiscal period, the net income, without duplication, of Gundle and its consolidated subsidiaries and of Serrot and its consolidated subsidiaries, after provision for income taxes for such fiscal period, as determined on a consolidated basis in accordance with Generally Accepted Accounting Principles and reported on the financial statements of Gundle for such period, excluding any and all of the following included in such net income: (a) gain or loss arising from the sale of any capital assets; (b) gain arising from any write-up in the book value of any asset and non-cash loss arising from the write-down in the book value of any asset, including long-lived assets, intangible assets, stock based compensation or deferred financing charges but excluding any write-down of inventory or accounts receivable; (c) earnings or losses of any Person, substantially all the assets of which have been acquired by Gundle or any of its subsidiaries or Serrot or any of its subsidiaries, as the case may be, in any manner to the extent realized by such other Person prior to the date of acquisition; (d) earnings or losses of any Person which is not a consolidated subsidiary of Gundle or any of its subsidiaries or of Serrot or any of its subsidiaries unless such earnings or losses, as the case may be, shall have actually been received or funded, as the case may be, by Gundle or Serrot in the form of cash distributions or cash disbursements, as the case may be; (e) earnings of any Person to which assets of Gundle or any of its subsidiaries or Serrot or any of its subsidiaries shall have been sold, transferred or disposed of, or into which Gundle or any of its subsidiaries or Serrot or any of its subsidiaries shall have been merged, or which has been a party with Gundle or any of its subsidiaries or Serrot or any of its subsidiaries to any consolidation or other form of reorganization, prior to the date of such transaction; (f) gain or non-cash loss arising from the acquisition of debt or equity securities of Gundle or any of its subsidiaries or Serrot or any of its subsidiaries or from cancellation or forgiveness of Debt; and (g) gain or non-cash loss arising from extraordinary items, as determined in accordance with Generally Accepted Accounting Principles, or from any other non-recurring transaction.

         "Advance" means a disbursement of the Loan by Lender to Borrower under any of the Loan Documents.

         "Affiliate" means (i) any parent or subsidiary corporation of any Person, or any corporation which is a subsidiary of the same corporation of which such Person is a subsidiary, (ii) any partner in Borrower or any partnership or corporation with one or more of the same general partners, (iii) any partnership or corporation in which Borrower or any Guarantor is a general partner or more than a ten percent (10%) shareholder or limited partner, (iv) any Person related through marriage or otherwise to any Guarantor, (v) any spouse or parent, sibling, child, or cousin, whether any such relation is through marriage or otherwise, or any such relation to any Affiliate, and (vi) a Person directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Person in question. The term "control", as used in the immediately preceding sentence, means, with respect to a Person that i a corporation, the right to exercise, directly or indirectly, more than ten percent (10%) of the voting rights attributable to the shares of the controlled corporation and, with respect to a Person that is not a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person.

         "Agreement" means this Loan and Security Agreement, as amended, modified, supplemented, renewed, extended, and/or restated, from time to time.

         "Bankruptcy Code" means Title 11 of the United States Bankruptcy Code, as amended from time to time.

         "Business Day" means every day on which Lender is open for business.

         "Capital Expenditures" means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto (other than in connection with acquisitions of capital stock or other equity interests or of property which constitutes a significant or material portion of an existing business), which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or in connection with a capital lease.

         "CERCLA" shall have the meaning set forth for such term in the Environmental Indemnity.

         "Collateral" means, when used herein, all of the property described in
Article 4 herein, including, but not limited to, the Properties.

         "Contractual Obligations" of any Person means (a) each item of Debt owed by such Person in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), and (b) all other direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several material obligations and/or liabilities of such Person (other than service, supply, and vendor contracts, and purchase orders) in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) for the payment of money, including, but not limited to, obligations and/or liabilities evidenced by promissory notes, chattel paper, leases, or other contractual obligations which are not cancelable by such Person on notice of ninety (90) days or less without liability for further payment other than a nominal penalty.

         "Debt" means, with respect to any Person, without duplication, (a) all obligations or liabilities of such Person for borrowed money, including the Loan, (b) all obligations or liabilities of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) the amount of all obligations or liabilities of such Person under capital leases, (d) the amount of all obligations or liabilities of such Person secured by a Lien existing on property owned by such Person whether or not the obligations or liabilities secured thereby has been assumed by such Person or is non-recourse to such Person (provided that the amount of such Debt shall be limited to the lesser of the amount of the Debt or the fair market value of the property subject to such Lien if such Person has not assumed such Debt), (e) all non-contingent obligations of such Person to redeem or retire any capital stock of such Person; provided that the holder(s) of such capital stock shall on the date of determination have the right to require the redemption or retirement of such capital stock for cash, (f) all obligations or liabilities of such Person in respect of unfunded vested benefits under any benefit plan under ERISA, (g) all obligations of such Person to pay the deferred purchase price of property or services (excluding trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days or that are being contested in good faith by appropriate proceedings diligently pursued and for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles), (h) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds, and similar instruments, (i) the principal balance outstanding under any synthetic lease, tax retention operating lease, off balance sheet loan, or similar off balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with Generally Accepted Accounting Principles,
(j) all obligations or liabilities of such Person under guaranties in respect of the Debt of others, and (k) obligations under Hedge Agreements.

         "Debtor Relief Laws" means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief Laws from time to time in effect affecting the Rights of creditors generally.

         "Deeds of Trust" or "Mortgage" means (i) the Deed of Trust, Security Agreement, Assignment of Leases and Rents, and Financing Statement for the Gundle Road Property, (ii) the Deed of Trust, Security Agreement, Assignment of Leases and Rents, and Financing Statement for the Hardy Road Property, and (iii) Mortgage, Security Agreement, Assignment of Leases, Rents and Profits, Financing Statement and Fixture Filing for the Eastland Avenue Property, each also encumbering the related Collateral at such site and each securing the Note, as may be amended from time to time.

         "Default Rate" means fifteen percent (15%) per annum but in no case to exceed the Maximum Legal Rate.

         "Distribution" means, in respect of any corporation: (a) the payment or making of any dividend or other distribution of property in respect of capital stock (or any options or warrants for, or other rights with respect to, such stock) of such corporation, other than distributions in capital stock (or any options or warrants for such stock) of the same class; or (b) the redemption or other acquisition by such corporation of any capital stock (or any options or warrants for such stock) of such corporation.

         "EBITDA" means, with respect to any fiscal period of Gundle, calculated on a consolidated basis in accordance with Generally Accepted Accounting Principles, Adjusted Net Earnings from Operations, plus, to the extent deducted in the determination of Adjusted Net Earnings from Operations for that fiscal period, interest expense, Federal, state, local and foreign income and franchise taxes, depreciation and amortization.

         "Environmental Indemnity" means the Environmental Indemnity Agreement, in form and upon terms satisfactory to Lender, as executed by Borrower to Lender, as may be amended from time to time.

         "Environmental Laws" shall have the meaning set forth for such term in the Environmental Indemnity.

         "Financing Statements" means any and all Financing statements executed in conjunction with this Agreement to further secure the Loan to Borrower.

         "Fixed Charge Coverage Ratio" means, for the two fiscal quarters ending on June 30, 2002, the three fiscal quarters ending on September 30, 2002, and the four fiscal quarters ending on December 31, 2002 or the last day of any fiscal quarter ending thereafter, determined, without duplication, for Gundle and its subsidiaries and for Serrot and its subsidiaries for the two, three, or four, as the case may be, fiscal quarters then ended on a consolidated basis in accordance with Generally Accepted Accounting Principles (other than the exclusion from such determination of any of the following items used in such determination to the extent that it arises with respect to a Subsidiary of Gundle (other than Serrot) prior to the date such Person becomes a Subsidiary of, or is consolidated with, Gundle), the ratio of (a) EBITDA for such period to
(b) the sum of, without duplication, of (i) the aggregate amount of all principal payments due with respect to Funded Debt during such period (excluding repayments on, and any prepayment penalty associated with, the revolving loans incurred pursuant to the Credit Agreement dated of same date as this Agreement, among the lenders identified therein, Bank of America, N.A., as agent, and Borrower, as amended, refinanced or refunded from time to time, Funded Debt repaid on the date the first Advance of the Loan is made, and Funded Debt repaid with other Debt permitted by this Agreement), plus (ii) the amount of interest expense accrued (excluding any prepayment penalty associated with the repayment of the revolving loans made pursuant to the aforementioned Credit Agreement prior to their stated maturity or other Funded Debt repaid on the date the first Advance of the Loan is made) during such period, plus (iii) Distributions made during such period, plus (iv) the net cash amount of income or franchise taxes paid or refunded during such period, plus (v) the amount of Net Capital Expenditures during such period. In calculating the Fixed Charge Coverage Ratio, such calculation shall be net of the impact of one-time charges in connection with the Acquisition in an amount by which such one-time charges exceed $4,500,000 shall be added to EBITDA so long as the aggregate amount of such one-time charges do not exceed $10,000,000 and such one-time charges are made during 2002.

         "Funded Debt" means those categories of Debt described in clauses (a),
(b), (c), (d), (g) and (j) of the definition thereof.

         "Generally Accepted Accounting Principles" or "GAAP" means the application of such principles on a consistent basis, (a) as set forth in Opinions of Accounting Principles Board of The American Institute of Certified Public Accounts ("AICPA") and/or in statements of the Financial Accounting Standards Board which are applicable in the circumstances as of the date in question, and (b) where not inconsistent with such opinions and statements, as set forth in other AICPA publications and guidelines and/or which otherwise arise by custom for the particular industry; and the requisite that such principles be applied on a consistent basis means that the accounting principles in a current period are comparable in all material respects to those applied in a preceding period (other than immaterial changes in methods or changes in methods required by Generally Accepted Accounting Principles).

         "Governmental Unit" means the United States of America or any nation, commonwealth, state, territory, possession, county, parish, city, town, or municipality, and any governmental agency, authority or department of any type or kind empowered or authorized by any of the foregoing entities.

         "Guaranty" means the Guaranty of the Guarantors.

         "Guarantors" or "Guarantor" means GSE International, Inc., a Delaware corporation.

         "Gundle" means Gundle/SLT Environmental, Inc., a Delaware corporation,

         "Hedge Agreement" means any and all transactions, agreements or documents now existing or hereafter entered into, which provides for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging an exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

         "Intangible Assets" means assets that are considered to be intangible assets under Generally Accepted Accounting Principles, including customer lists, goodwill, computer software, copyrights, trade names, trade marks, patents, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

         "Laws" mean all applicable statutes, laws, ordinances, rules regulations, orders, writs, injunctions, decisions, opinions or decrees of any Governmental Unit or any Tribunal.

         "Lender Lien" means Liens in favor of Lender securing all or any of the obligations, including, but not limited to Rights in any Collateral created in favor of Lender, whether by mortgage, pledge, hypothecation, assignment, transfer, or other granting or creation of Liens.

         "Leverage Ratio" means, as of any date of determination, for Gundle and its subsidiaries on a consolidated basis, the ratio of (a) Funded Debt as of such date to (b) EBITDA for the period of four fiscal quarters ending on such date.

         "Lien" means any lien, mortgage, security interest, pledge, charge, or encumbrance of any kind, including, without limitation, a mechanic's lien, a materialman's lien, the rights of a vendor, lessor, or similar party under any conditional sales agreement or other title retention agreement or lease substantially equivalent thereto, any production payment, and any other right of or arrangement with any creditor to have his claim satisfied out of any property or assets, or the proceeds therefrom, prior to the general creditors of the owner thereof.

         "Litigation" means any proceeding, claim, and/or lawsuit conducted by or before any Tribunal.

         "Loan Documents" means the Agreement, Note, Deeds of Trust, Environmental Indemnity, Financing Statement(s) and any and all other promissory notes, mortgages, deeds of trust, security agreements, financing statements, and any other agreements, documents, and instruments executed and delivered to Lender pursuant to the terms of, or otherwise in connection with, this Agreement, and any future amendments hereto or restatements hereof, or pursuant to the terms of any of the other Loan Documents, together with any and all renewals, extensions, and restatements of, and amendments and modifications to, any of the foregoing.

         "Material Adverse Effect" means any effect whatsoever which could materially impair the ability of Borrower to fulfill its obligations under the terms and conditions of the Loan Documents.

         "Material Change" means a change in any documents, which: (a) could cause a Material Adverse Effect; or (b) causes the Properties to not comply with any Environmental Law or any other material applicable Law.

         "Maturity Date" means the maturity date stated in the Note.

         "Maximum Legal Rate" shall have the meaning set forth for such term in the Note.

         "Net Capital Expenditures" means for any period, the aggregate amount of Capital Expenditures during such period, minus the aggregate amount of such Capital Expenditures which were financed during such period with Debt other than revolving loans, minus the cash proceeds of assets sales during such period.

         "Note" means the promissory note executed in conjunction with this Agreement to further evidence the Loan to Borrower.

         "Obligations" means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, now or hereafter owed to Lender by Borrower arising pursuant to this Agreement, or the Loan Documents, and all interest accruing thereon and costs, expenses, prepayment fees or penalties, cancellation fees or penalties, and reasonable attorneys' fees incurred in the enforcement or collection thereof regardless of whether such indebtedness, obligations, and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, but not limited to, the indebtedness, obligations, and liabilities evidenced, secured, or arising pursuant to any of the Loan Documents, and all renewals and extensions thereof, or any part thereof, and all present and future amendments thereto.

         "Permitted Debt" shall have the meaning set forth for such term in
Section 2.8 of this

Agreement.

         "Permitted Encumbrances" shall have the meaning set forth in Section
2.8 of this Agreement.

         "Person" means any individual, firm, corporation, association, partnership, joint venture, Tribunal, or other entity.

         "Plans" means the plans and specifications used for the construction of the Properties.

         "Potential Default" means the occurrence of any event which, after notice or the passage of time, or both, could become a Default hereunder.

         "Properties" means the real property described on Exhibit A with a street address of 19103 Gundle Road, Houston, Texas, the real property described on Exhibit B with a street address of 13827 W. Hardy Road, Houston, Texas, and the real property described on Exhibit C with a street address of 1245 Eastland Avenue, Kingstree, South Carolina. "Properties," as used herein, incorporate by definition "Mortgaged Property" as defined in the Deeds of Trust.

         "Rights" means rights, remedies, powers, and privileges.

         "Serrot" means Serrot International, Inc., an Illinois corporation.

         "Serrot Equipment" shall have the meaning set forth in Section 1.6.

         "Serrot Real Property" means the real property described on Exhibit D attached hereto.

         "Shareholders' Equity" means, as of any date of determination, for Gundle and its subsidiaries on a consolidated basis, shareholders' equity as of that date determined in accordance with Generally Accepted Accounting Principles.

         "Stock Purchase" means the purchase of all outstanding stock of Serrot from Waste Management Holdings, Inc. concurrently with the closing of the Loan.

         "Stock Purchase Agreement" means that certain Stock Purchase Agreement by and between Gundle and Waste Management Holdings, Inc., dated January 22, 2002, relating to the purchase of all of the outstanding stock of Serrot.

         "Tangible Net Worth" means, as of any date of determination, for Gundle and its subsidiaries on a consolidated basis, Shareholders' Equity on such date (excluding therefrom the effects of currency translations, calculated in accordance with Generally Accepted Accounting Principles) minus the Intangible Assets of Gundle and its subsidiaries on such date.

         "Taxes" means all taxes, assessments, fees, levies, impositions, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any Laws or by any Tribunal, including, but not limited to, sales and F.I.C.A. taxes and payments.

         "Title Company" means Partners Title Company, as agent for Commonwealth Land Title Insurance Company as underwriter (for Texas) and Jenkinson & Jenkinson, P.A., as agent for Fidelity National Title Insurance Company as underwriter (for South Carolina).

         "Title Policy" means, collectively, an TLTA Loan Policy of Title Insurance for the Gundle Road Property and the Hardy Road Property and an ALTA Loan Policy of Title Insurance for the Eastland Avenue Property, with all endorsements required by Lender dated as of this Agreement, issued or endorsed to Lender by the Title Company insuring that the Deeds of Trust create a valid, first, and prior Lien on the Properties, subject to no exceptions other than those accepted by Lender in Lender's sole discretion.

         "Tribunal" means court, department, commission, board, bureau, agency, or instrumentality of any Governmental Unit.

         "UCC" means the applicable Uniform Commercial Code.

                                   ARTICLE 12
                                   ----------

                                  MISCELLANEOUS
                                  -------------

         Section 12.1. Headings. The headings, captions, and arrangements used in any of the Loan Documents are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify, or modify the terms of the Loan Documents, nor affect the meaning thereof.

         Section 12.2. Articles, Sections, Exhibits, and Schedules. All references to "Article," "Articles," "Sections," "Subsection," or "Subsections" contained in this Agreement are, unless specifically indicated otherwise, references to articles, sections, and subsections of this Agreement. All references to "Exhibits" and "Schedules" contained in this Agreement are references to exhibits and schedules attached to this Agreement all of which are made a part of this Agreement for all purposes, the same as if set forth in this Agreement verbatim, it being understood that if any Exhibit, which is to be executed and delivered, contains blanks, Lender and Lender's counsel are authorized to complete the same and in accordance with the terms and provisions contained and as contemplated in this Agreement and Schedule 1 prior to or at the time of, or after, the execution and delivery thereof.

         Section 12.3. Notices. Unless specifically otherwise provided herein, whenever any of the Loan Documents requires or permits any consent, approval, notice, requests or demand from one party to another, the consent, approval, notice, request, or demand must be in writing to be effective and, if mailed, shall be deemed to have been given on the third (3rd) Business Day after it is enclosed in an envelope, addressed to the party to be notified at the address stated below (or at such other address as may have been designated by written notice), properly stamped, sealed, and deposited in the United States mail registered or certified, return receipt requested. As an alternative to the foregoing notice and delivery provisions, notices or demands to be given hereunder may be personally delivered or delivered by overnight courier or other courier (including, without limitation, by Federal Express) and notices or demands shall be effective on the date of delivery (whether such was personally delivered by hand of courier, or delivered by overnight courier or delivery service), or sent by facsimile to the number referenced below (which delivery shall be effective on the date of confirmation of such facsimile if before 5:00 P.M. on a Business Day or the next Business Day if after 5:00 P.M.). Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be the receipt of the notice or other communication sent. The address for each party for purposes hereof is as follows:

                  BORROWER:

                  Gundle/SLT Environmental, Inc.
                  GSE Lining Technology, Inc.
                  Serrot International, Inc.
                  19103 Gundle Road
                  Houston, Texas 77073
                  Attention: Vice President and Corporate Counsel
                  Fax:     (281) 230-5893

                  with a copy to:

                  Porter & Hedges, L.L.P.
                  700 Louisiana Street, 35th Floor
                  Houston, Texas 77005
                  Attention: T. William Porter
                  Facsimile: (713) 226-0235

                  with a copy to:

                  Porter & Hedges, L.L.P.
                  700 Louisiana Street, 35th Floor
                  Houston, Texas 77005
                  Attention: William W. Wiggins
                  Facsimile: (713) 226-0227

                  LENDER:

                  Transamerica Equipment Financial Services Corporation 9399 W. Higgins Road, Suite 600
                  Rosemont, Illinois 60018
                  Attention: Legal Department
                  (No facsimile notice to this office permitted)

                  with copies to:
                  Transamerica Equipment Financial Services Corporation 10975 Benson Drive, Suite 530

                  Overland Park, KS 66210
                  Attention: Division Credit Manager
                  Fax:     (913) 663-3872

                  Transamerica Equipment Financial Services Corporation 5080 Spectrum Drive, Suite 1100 West
                  Addison, Texas 75001
                  Attention: Legal Department
                  Fax:     (972) 458-5839

         Section 12.4. Exceptions to Covenants. Borrower shall not be deemed to be permitted to take any action or fail to take any action which is permitted as an exception to any of the covenants contained in any of the Loan Documents if such action or omission would result in the breach of any other covenant contained in any of the Loan Documents.

         Section 12.5. Survival. All covenants, agreements, undertakings, representations, and warranties made in any of the Loan Documents shall survive all closings under the Loan Documents and, except as otherwise indicated, shall not be affected by any investigation made by any party.

         Section 12.6. Maximum Interest Rate. It is the intent of Borrower and Lender and all other parties to the Loan Documents to conform to and contract in strict compliance with all applicable usury Laws from time to time in effect. All Loan Documents and agreements between Borrower and Lender (or any other party liable with respect to the obligations under the Loan Documents) as to any and all of the obligations are limited and controlled by Paragraph 4 of the Note.

         Section 12.7. Invalid Provisions. If any provision of any of the Loan Documents is held to be illegal, invalid, or unenforceable under present or future Laws effective during the term thereof, such provision shall be fully severable; the appropriate Loan Document shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof; and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of such Loan Document a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

         Section 12.8. Entirety and Amendments. This Agreement and the other Loan Documents embody the entire agreement between the parties relating to the subject matter hereof, supersede all prior agreements and understandings, if any, relating to the subject matter hereof including, but not limited to, that certain loan commitment letter, dated on or about January 16, 2002, to Borrower from Lender, and may be amended only by an instrument in writing executed jointly by Borrower and Lender, and supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

         Section 12.9. Multiple Counterparts. This Agreement has been executed in a number of identical counterparts, each of which constitutes an original and all of which constitute, collectively one agreement; but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counter part. Signature pages from one or more counterparts may be detached and reattached to a single copy of this Agreement to physically form one entire document. Further, as each party will execute at least three counterparts of this Agreement, Lender is authorized to detach and attach pages and form one entire document and retain the other counterparts separately.

         Section 12.10. Parties Bound. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender, and their respective successors and assigns; provided that Borrower may not, without the prior written consent of Lender, assign or delegate any Rights, duties, or obligations hereunder, No term or provision of this Agreement shall inure to the benefit of any Person other than Borrower and Lender, and their respective successors and assigns; consequently, no other Person shall be entitled to rely upon, or to raise as a defense, in any manner whatsoever, the failure of Borrower or Lender to perform, observe, or comply with any such term or provision.

         Section 12.11. Time of the Essence. It is expressly agreed by the parties hereto that time is of the essence with respect to this Agreement.

         Section 12.12. Lender's Name. Borrower shall not use the names of Lender or refer directly or indirectly to Lender in connection with any public announcement, brochure, prospectus or placement memorandum, article, or other material without Lender's prior written consent.

         Section 12.13. Syndication/Participation. Borrower agrees that although this Agreement and all other Loan Documents name Lender as the holder hereof, Lender, in Lender's sole discretion, with or without notice to Borrower, is authorized to assign in whole or in part, syndicate and/or sell participating interests in the Loan to other lenders or financial institutions (collectively, "Syndication"), and Borrower agrees that, subject to the terms of the agreements of such Syndication, each will be entitled to rely on the terms of the Loan Documents as if such holder had been named as an original party herein. Notwithstanding any other agreement by Lender, Lender may disclose information regarding the Loan and Borrower to any Syndication assignee or potential assignee provided any such assignee or potential assignee (i) is informed by Lender of the confidential nature of any documents or information which Lender has otherwise agreed to keep confidential, and (ii) agrees in writing to be bound by substantially the same agreement of confidentiality to which Lender has agreed. To the extent that any such participants request certifications, estoppel letters, corrections or clarifications be made to Loan Documents, Borrower agrees to enter into such corrections, clarifications or further assurances as long as such revisions do not change the financial and legal terms of the overall transaction.

         Section 12.14. Controlling Agreement. If any provisions of the other Loan Documents conflict with the terms of this Agreement, this Agreement shall control except for Paragraph 4 of the Note which shall always control as to usury and the Maximum Legal Rate, and except for the Environmental Indemnity, which shall control as to all environmental matters.

         Section 12.15. Rules of Construction. Should any provision of this Agreement or any of the Loan Documents require interpretation or construction in any judicial, administrative, or other proceeding or circumstance, it is agreed that the parties hereto intend that the court, administrative body, or other entity interpreting or construing the same shall not apply a presumption that the provisions hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of both parties hereto have fully participated in the preparation of all provisions of this Agreement and the Loan Documents, including, without limitation, all exhibits attached to the Agreement and Loan Documents.

         Section 12.16. Joint and Several. Although defined collectively, the Obligations hereunder are joint and several to all parties executing below for Borrower. Each Person comprising Borrower shall be responsible, individually, and jointly, for each agreement, covenant, representation and warranty contained in this Agreement.

         Section 12.17. GOVERNING LAW. THIS AGREEMENT AND THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF).

         Section 12.18. CONSENT TO JURISDICTION. BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF COOK, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO LENDER'S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY AND JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE NOTE, THE OTHER LOAN DOCUMENTS OR THE OBLIGATIONS.

         Section 12.19. WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS. BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

         EXECUTED as of the day and year first herein set forth.


                                       LENDER:

                                       TRANSAMERICA EQUIPMENT FINANCIAL
                                       SERVICES CORPORATION,
                                       a Delaware corporation

                                       By: /s/ R.E. LEE
                                           -------------------------------------
                                           R.E. Lee, Vice President Region
                                           Credit Manager


                                       BORROWER:

                                       GUNDLE/SLT ENVIRONMENTAL, INC.,
                                       a Delaware corporation

                                       By: /s/ ROGER J. KLATT
                                           -------------------------------------
                                           Roger J. Klatt, Executive Vice
                                           President


                                       GSE LINING TECHNOLOGY, INC.,
                                       a Delaware corporation

                                       By:  /s/ ROGER J. KLATT
                                            ------------------------------------
                                            Roger J. Klatt, Executive Vice
                                            President


                                       SERROT INTERNATIONAL, INC.,
                                       an Illinois corporation

                                       By:  /s/ ROGER J. KLATT
                                            ------------------------------------
                                            Roger J. Klatt, Executive Vice
                                            President